EXHIBIT  99.0

Press Release: Data I/O Announces Appointment of Charles DiBona as Chief Financial Officer

Data I/O Announces Appointment of Charles DiBona as

Chief Financial Officer

Redmond, WA, August 11, 2025 – Data I/O Corporation (NASDAQ:DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced that Charles (“Charlie”) DiBona will be joining the Company as Vice President and Chief Financial Officer, Secretary and Treasurer, effective August 11, 2025.  Interim Chief Financial Officer Todd Henne will remain with the Company for a brief period to ensure a smooth transition.

With a career spanning nearly two decades, Mr. DiBona brings a wealth of experience and leadership across financial reporting, resource optimization, IT system implementation and management, capital markets and merger and acquisition functions. He also brings significant strategy management experience from his position as General Manager, Strategy and M&A, Server and Tools Business at Microsoft.  Most recently, he held CFO and financial operations roles for diverse technology companies, with contributions including expanded market presence, enhanced product offerings, and establishment of robust cross-departmental policies to increase efficiency, controls and compliance.  Earlier, he served as an equity research analyst covering the enterprise software sector and worked in private equity performing portfolio management and analysis of diverse public and private companies.  Mr. DiBona holds a Masters of Business Administration from Harvard Business School and an A.B. in Economics, Magna Cum Laude, from Harvard University.

“We are thrilled to have Charlie join Data I/O,” said William Wentworth, President and CEO of Data I/O Corporation. “Charlie comes to us with extensive experience in driving financial strategy and transforming organizational performance.  We are confident he has the necessary background and capabilities to help Data I/O achieve its financial performance goals and advance the company to the next level on a global scale to better serve our expanding market presence.”

“I am very pleased to join Data I/O at this exciting time in the company’s history,” said Charlie DiBona. “I look forward to building on Data I/O’s strong tradition in finance and helping drive organizational growth.”

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NASDAQ Required Equity Disclosure

Pursuant to NASDAQ rules, the initial equity compensation for Charles DiBona was approved by the Company’s Compensation Committee, consisting of only independent directors. They approved a restricted stock unit grant to be made as an employment inducement grant included in his Executive Employment Agreement as follows:  an inducement grant of 100,000 Restricted Stock Units effective on the first day of the month following Charles DiBona’s employment and vesting annually over 3 years.  The equity grant is made under or pursuant to the terms of the Data I/O Corporation 2023 Omnibus Incentive Compensation Plan.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Contacts:

Data I/O Corporation

Jennifer Higgins

Director of Corporate Marketing

425-867-6922

higginj@dataio.com

Darrow Associates, Inc.

Jordan Darrow

512) 551-9296

jdarrow@darrowir.com

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